Exhibit 23.1

10965 Granada Lane
Suite 201
Leawood, KS 66112
816-678-5525

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Quest Solution, Inc. of our report dated April 18, 2016 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Quest Solution, Inc. for the year ended December 31, 2015.

RBSM LLP

Leawood, Kansas

September 22, 2016